UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

March 25, 2009

Date of Report (date of earliest event reported)

SOLTA MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33123	68-0373593
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

25881 Industrial Boulevard, Hayward, California 94545

(Address of principal executive offices)

(510) 782-2286

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 30, 2009, Solta Medical, Inc. (the “Company”), entered into a First Amendment (the “Amendment”) to the Loan and Security Agreement dated as of March 9, 2009 with Silicon Valley Bank. The Amendment provides that the Section 6.7(a) (Financial Covenants) of the Loan and Security Agreement is amended in its entirely to read as follows:

“(a) Liquidity Ratio. A ratio of Liquidity to all Indebtedness owing from Borrower to Bank of at least (i) 1.85 to 1.00 at all times from March 31, 2009 through March 31, 2010 and (ii) 1.65 to 1.00 at all times thereafter.”

The Amendment also provides that the Section 6.7(c) (Financial Covenants) of the Loan and Security Agreement is amended in its entirely to read as follows:

“(c) Tangible Net Worth. A Tangible Net Worth of not less than the following at all times during the applicable measuring period.

Monthly Measuring Period	Minimum Tangible Net Worth
March 2009	$11,500,000
April 2009	$11,000,000
May 2009	$10,000,000
June 2009	$12,000,000
July 2009	$11,000,000
August 2009	$11,000,000
September 2009	$12,000,000
October 2009	$12,000,000
November 2009	$11,000,000
December 2009	$13,000,000
January 2010	$12,000,000
February 2010	$11,000,000
March 2010	$12,500,000
April 1, 2010 and all times thereafter	$14,000,000

”

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On March 25, 2009, Steven Mendelow, a member of the Board of Directors of Solta Medical, Inc. (the “Company”) resigned as a member of the Board of Directors and the Audit Committee effective immediately.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	First Amendment to Loan and Security Agreement between Solta Medical, Inc. and Silicon Valley Bank dated March 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLTA MEDICAL, INC.

Date: March 31, 2009	By:	/s/ John F. Glenn
John F. Glenn
Chief Financial Officer